FOR IMMEDIATE RELEASE                     CONTACT:
February 2, 2000                          Robert P. Murray
                                          Director, Public Affairs
                                          (317) 951-5492
                                          bmurray@usagroup.com

Banking Authorities Assign USA Group Secondary Market Services
Student-Loan-Backed Securities to Favorable Risk-Weight Category

INDIANAPOLIS- Several banking authorities in the United States and Europe have advised USA Group Secondary Market Services (SMS) that senior securities backed by federally insured student loans in its portfolio are eligible for the 20 percent risk category. This level is the same risk weight assigned to securities issued by U.S. government-sponsored agencies.

The Federal Reserve Board, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and the Office of Thrift Supervision have each issued separate letters advising SMS that its senior notes are eligible for 20 percent risk-based capital treatment. Consistent with the 2 percent lender risk-sharing provisions of the federal Higher Education Act for federal education loans disbursed since Oct. 1, 1993, the U.S. banking regulators have further advised SMS that only 98 percent of each senior note would be eligible for the 20 percent risk category.

Certain banking regulators in Germany, the Netherlands, and the United Kingdom have similarly advised SMS that its senior notes may be eligible for the 20 percent risk category. In the case of the Netherlands, assignment to the lower risk-weight category is subject to additional conditions. The banking regulators have issued advice similar to that received by SMS from U.S. banking authorities that only 98 percent of each senior note would be eligible for the 20 percent risk category.

In establishing minimum capital requirements for commercial banking operations, national bank regulators assign risk weights of zero, 20, 50, or 100 percent to broad categories of assets, based on their relative credit risks.

"This favorable risk-weight assignment should make our student-loan-backed securities more attractive to lenders and to other investors. Their investment, in turn, enables us to carry out our mission of ensuring a reliable supply of private capital to finance student loans," said Stephen W. Clinton, chairman, president, and chief executive officer of SMS.

USA Group Secondary Market Services is one of the most active student loan secondary markets in the United States and currently manages a portfolio of approximately $6 billion in federal education loans. A pioneer in student loan securitization, SMS has completed a series of 11 student-loan-backed securities sales, raising approximately $5.7 billion since 1992.

SMS is an affiliate of Indianapolis, Ind.-based USA Group, the largest student loan guarantor and administrator in the U.S. Other USA Group affiliates annually guarantee or process for student loan guarantors more than $10 billion in new education loans for students and their parents, and service on behalf of 130 lenders and secondary markets a portfolio of more than $15 billion in education loans.